Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED PROFESSIONAL ACCOUNTANTS

We consent to the use in this Amendment No. 17 to Registration Statement No. 333-177917 on Form S-1 of our report dated March 15, 2013, except as to notes 23 c), 23 d) and 23 e) which are as of March 20, 2013, March 28, 2013 and May 2, 2013, respectively, relating to the consolidated financial statements of BioAmber Inc., (which report expresses an unqualified opinion and includes explanatory paragraphs regarding a) substantial doubt about the Company’s ability to continue as a going concern and b) the Company’s development stage status) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts”, in such Prospectus.

/s/ Deloitte LLP1

Montreal, Canada

May 7, 2013

1 CPA auditor, CA, public accountancy permit No. A109522